Exhibit 21

SUBSIDIARIES OF THE REGISTRANT

• Warrior Gas Co., a Texas corporation, which has a wholly owned subsidiary, Clajon Industrial Gas, Inc., a Texas corporation
• Clayton Williams Trading Company, a Texas corporation
• Clayton Williams Venezuela, Inc., a Delaware corporation
• CWEI Acquisitions, Inc., a Delaware corporation
• Clayton Williams Pipeline Corporation (formerly Clayton Williams Midland, Inc.), a Delaware corporation
• CWEI Romere Pass Acquisition Corp., a Delaware corporation, which is the sole member of Romere Pass Acquisition, L.L.C. (formerly Romere Pass Acquisition Corp.)
• Warrior Mississippi Corporation, a Delaware corporation
• Southwest Royalties, Inc., a Delaware corporation, which has two wholly owned subsidiaries, Blue Heel Company, a Delaware corporation and Tex-Hal Partners, Inc., a Delaware corporation
• West Coast Energy Properties GP, LLC, a Texas limited liability company